As filed with the Securities and Exchange Commission on February 9, 2001

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KPMG CONSULTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-3680505 (I.R.S. Employer Identification No.)

1676 International Drive
McLean, Virginia 22102
(Address of Principal Executive Offices with Zip Code)

KPMG CONSULTING, INC.
401(k) PLAN
(Full Title of Plan)

David W. Black, Esq.
Executive Vice President,
General Counsel and Secretary
1676 International Drive
McLean, Virginia 22102
(703) 747-3000
(Name, Address and Telephone Number,
including Area Code, of Agent For Service)

Copy to:

Paul L. Choi, Esq.
Sidley & Austin
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312)853-7036

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to Be	Amount to Be	Offering Price	Aggregate	Amount of
Registered (1)	Registered	Per Share (2)	Offering Price (2)	Registration Fee (2)

Common Stock, par value $0.01 per share	15,000,000 shares	$22.34	$111,718,750	$27,929.69

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the above described shares as reported in the consolidated reporting system on February 8, 2001.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX OF EXHIBITS
Amendment #1 to the 401(k) Plan
Opinion of Sidley & Austin
Consent of Grant Thornton LLP
Consent of Arthur Andersen LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 Plan Information*

Item 2 Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Certain Documents by Reference

      The following documents filed by KPMG Consulting, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference and are made a part hereof:

(a)	The Company’s Prospectus dated February 7, 2001 filed with the Commission pursuant to Rule 424(b) of the Securities Act (Registration No. 333-36328); and

(b)	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed by the Company with the Commission on August 18, 2000 (File No. 000-31351), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all documents filed by the KPMG Consulting, Inc. 401(k) Plan (the “Plan”) pursuant to Section 15(d) of the Exchange Act, in each case subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated in paragraphs (a) and (b) above, being hereinafter referred to as “Incorporated Documents”).

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities

      Not applicable.

Item 5 Interests of Named Experts and Counsel

      Not applicable.

Item 6 Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Nine of the Company’s Certificate of Incorporation generally provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Eight of the Company’s Certificate of Incorporation provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Eight shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

      The Company expects to obtain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

      Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36328) for information concerning the

Underwriters’ obligation to indemnify the Company and its officers and directors in certain circumstances.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

      The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner for a determination letter and has made or will make all changes required by the IRS in order to qualify the plan under Sections 401(a) and 401(k) of the Internal Revenue Code.

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-55354))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36328))

4.3	KPMG Consulting, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36328))

4.4	Amendment No. 1 to the KPMG Consulting, Inc. 401(k) Plan*

5.1	Opinion of Sidley & Austin relating to the legality of the shares being registered*

23.1	Consent of Sidley & Austin (included in Exhibit 5.1 above)*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Arthur Andersen LLP*

*	Filed herewith

Item 9. Undertakings.

      (a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      The Company. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia as of the 9th day of February, 2001.

KPMG CONSULTING, INC.

By:	/s/ RANDOLPH C. BLAZER

Name:	Randolph C. Blazer
Title:	Chief Executive Officer, President and Director

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of February 9, 2001 by the following persons in the capacities indicated.

Name	Title

/s/ STEPHEN G. BUTLER Stephen G. Butler	Chairman of the Board

/s/ RANDOLPH C. BLAZER Randolph C. Blazer	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ ROBERT C. LAMB, JR. Robert C. Lamb, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ DOUGLAS C. ALLRED Douglas C. Allred	Director

/s/ ROBERT W. ALSPAUGH Robert W. Alspaugh	Director

___________________________ Kevin A. Denuccio	Director

/s/ JOSEPH E. HEINTZ Joseph E. Heintz	Director

___________________________ Jeff Stein	Director

Name	Title

/s/ RODERICK C. MCGEARY

Roderick C. McGeary	Director

/s/ EUGENE D. O’KELLY

Eugene D. O’Kelly	Director

/s/ MICHAEL J. REGAN

Michael J. Regan	Director

/s/ J. TERRY STRANGE

J. Terry Strange	Director

      The Plan. Pursuant to the requirements of the Securities Act, the Employee Benefits Committee administering the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia as of the 9th day of February, 2001.

KPMG CONSULTING, INC. 401(k) PLAN

By: /s/ David W. Black David W. Black Executive Vice President, General Counsel and Secretary

INDEX OF EXHIBITS

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-55354))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36328))

4.3	KPMG Consulting, Inc. 401(k) Plan (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36328))

4.4	Amendment No. 1 to the KPMG Consulting, Inc. 401(k) Plan*

5.1	Opinion of Sidley & Austin relating to the legality of the shares being registered*

23.1	Consent of Sidley & Austin (included in Exhibit 5.1 above)*

23.2	Consent of Grant Thornton LLP*

23.3	Consent of Arthur Andersen LLP*

*	Filed herewith